Exhibit 9.1
                                                        ASSIGNMENT AGREEMENT

         This Agreement is entered into as of February 1, 1998 by and among Brazos Mutual Funds (the "Fund"), Rodney Square Management Corporation ("RSMC") and PFPC Inc. ("PFPC").

         WHEREAS, the Fund and RSMC entered into an Administration Agreement (the "Fund Agreement") as of December 31, 1996 pursuant to which RSMC provides certain services to the Fund as described therein;

         WHEREAS, RSMC and PFPC have reached an agreement pursuant to which RSMC will sell its mutual fund servicing business to PFPC;

         WHEREAS, RSMC wishes to assign its right, title and interest in and under the Fund Agreement and its duties and obligations under the Fund Agreement to PFPC, and such assignment is acceptable to the Fund;

         NOW THEREFORE, the parties hereto, in consideration of the premises and agreements contained herein, and intending to be legally bound hereby, agree as follows:

         1. Assignment. RSMC hereby assigns all of its right, title and interest in and under the Fund Agreement, and its duties and obligations under the Fund Agreement arising from the date hereof, to PFPC.
PFPC hereby accepts such assignment.

         2. Acceptance by Fund. The Fund hereby accepts and agrees to the assignment described in Section 1 hereof.

         3. Fund Agreement. The Fund Agreement shall remain unchanged except as is consistent with the provisions hereof.

         4. Governing Law. This Agreement shall be governed by Delaware law, without regard to principles of conflicts of law.

         5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         6. Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         7. Further Actions. Each party agrees to perform such further acts and execute such further documents as may be necessary to effectuate the purposes hereof

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the day and year first above written.


BRAZOS MUTUAL FUNDS                  RODNEY SQUARE MANAGEMENT
                                     CORPORATION


By: Dan Hockenbrough/s               By: Robert C. Hancock/s

Title: President                     Title: Vice President and Treasurer


PFPC INC.


By: Joseph A. Gramlich/s

Title: Senior Vice President

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